Exhibit 99.1

AMERICAN RAILCAR INDUSTRIES, INC.
100 Clark Street, St. Charles, Missouri 63301-2075, 636-940-6000
www.americanrailcar.com

November 28, 2016
VIA EMAIL ONLY
Robert C. Lauby
Associate Administrator for Railroad Safety
Chief Safety Officer
Federal Railroad Administration
1200 New Jersey Avenue, S.E.
Washington, D.C. 20590-9898

Re:	Federal Railroad Administration (“FRA”) Railworthiness Directive (“RWD”) No. 2016-01 [Revised] -— Request for Reconsideration and Rescission or Withdrawal
Dear Associate Administrator Lauby:
The purpose of this letter is to follow up on our letters of October 7, 14, and 27, 2016, and our meeting of October 24, 2016, regarding the September 30, 2016 FRA RWD No. 2016-01 (“Original Directive”) and to address the Revised Directive issued on November 18, 2016. Both Directives focus on the issue of potential nonconforming welding practices on certain DOT-111 tank cars built by American Railcar Industries, Inc. (“ARI”) and ACF Industries, LLC (“ACF”) between 2009 and 2015.
First, thank you for your time and efforts to revise and supersede the Original Directive. We appreciate FRA’s recognition of the many concerns with the Original Directive and FRA’s work to address those concerns. We strongly support the longstanding cooperative relationship that ARI and the industry has with the FRA since that is the best and most efficient way to ensure railway safety. This communication is vital especially when technical and logistical issues are involved such as the case with these cars.
We have now had the chance to initially digest the Revised Directive. While it addresses some of our operational concerns, serious flaws remain, and in some respects the Revised Directive is more problematic than the Original Directive. We had hoped (and sought) to meet with you before the Revised Directive was issued in order to discuss how the FRA planned to address our concerns. Unfortunately, we were advised that it is not FRA’s practice to meet and discuss Directives before they are issued. As a result, this is the first opportunity for us to respond to the Revised Directive and describe the confusion, concern, and uncertainty with respect to its justification, scope, and impact. Given the time frame that we must operate within, we are trying to provide you with as complete a discussion of our concerns as possible, but any concerns not raised here are not waived, and we reserve the right to provide additional information and concerns as they become apparent. Again, we hope you will agree that a meeting would be the best way to proceed.
As you know, when the Original Directive was issued, ARI expressed serious questions regarding why a Directive was the appropriate action to take, but given its terms, we had to immediately undertake extraordinary efforts to prepare for compliance. As a result, when we met with you, we outlined both our fundamental concerns with the need and justification for the Original Directive and the complicated logistics associated with our compliance efforts. Having now labored for almost two months to attempt to comply with the Original Directive, ARI is now faced with the task of doing so again. Rather than make the industry start down the path of determining how to comply with the Revised Directive, which presents some of the same and some new logistical concerns, only to see it potentially revised again, we respectfully request that the FRA immediately rescind or stay the Revised Directive without reinstating the Original Directive until these issues can be fully reconsidered. We think that relief is particularly appropriate now because (a) the Revised Directive may not have reached the full regulated community and some may have never been advised by the FRA that it was postponed and has now been superseded, creating serious confusion; and (b) the Revised Directive contains an immediate requirement that within 60 days each owner of the cars covered by the Revised Directive undertake extensive efforts to identify what appear to be over 2,000 cars1 in the aggregate by using confusing and unclear criteria, and then find, locate, and schedule inspection and testing of those cars and notify the lessees of that schedule.
We also want to advise you that we plan to seek judicial review of and relief from the Revised Directive. Given the statutory provisions governing such review, and how the FRA has chosen to handle this situation, we have no choice but to file immediately to protect our rights. Nonetheless, we prefer to continue to work with the FRA to address our concerns and see no reason why we cannot do so. We continue to believe that the most productive course of action is for us to meet and discuss our concerns with the Revised Directive with the FRA.
The Revised Directive remains problematic and fundamentally flawed in at least four ways. First, the Revised Directive continues to exceed the FRA’s authority under its own regulations. We respect and support FRA’s authority to act to protect the public health and safety and the environment. However, the FRA has yet to explain the basis for its action as required by 49 C.F.R.§ 180.509(b). Contrary to the regulations, the FRA has not provided any particularized facts
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1The Directive mandates that a 15% threshold of certain tank cars be identified and sampled, but the criteria for that identification is not clear, as described in this letter, and the exact number will not be known unless the FRA clarifies the terms used in the Directive. Based on our best estimate at this point, we think that over 2,000 cars may be involved in the sampling program and we use that number for ease of reference only.

that show why the nonconforming weld conditions would support an objective and reasonable belief that these cars may be in an unsafe operating condition. The nonconforming weld conditions on the single car that leaked about one gallon2 of ethanol two years ago did not result in, nor do they create, any threat of cracks. The undisputed data demonstrates that there is a 1 in 10,000 chance that such a weld condition, even if it does exist on some cars, will result in another small leak. At no time has anyone suggested or provided evidence that the weld conditions in this noncritical area would in any respect create the probability of any sort of catastrophic failure or leak of a tank car.
Second, the Revised Directive imposes unnecessary and new regulatory requirements. While the regulations authorize you to require currently approved inspections and tests outside the normal intervals, they do not authorize the imposition of new, different, and, in some cases, highly controversial and unprecedented substantive requirements absent proper rulemaking under the Administrative Procedure Act (“APA”).
Third, as a practical matter the Revised Directive creates more uncertainty and confusion than did the Original Directive. While the FRA appropriately recognizes that, given current capacity constraints, it was impossible to inspect over 14,000 tank cars in the short intervals provided in the Original Directive, the Revised Directive now requires over 2,000 tank cars to be inspected under a similar inappropriate and nonroutine inspection and testing program. Moreover, the Revised Directive creates more uncertainty by creating a precedent for the FRA to decide in the future, again based on no articulated standards, that it might require the remaining, over 12,000, cars to be inspected outside the normal interval as well. Creating such a cloud of uncertainty is unjustified, unnecessary, and harms the industry and its customers for no justifiable reason.
Fourth, the Revised Directive continues to raise serious operational concerns and confusion.
Since the Revised Directive appears to require that over 2,000 tank cars be inspected within the next 12 months, it again mandates that action be undertaken immediately to ensure compliance. This requires that owners of tank cars covered by the Revised Directive redo or substantially change the efforts that were undertaken to prepare for and comply with the Original Directive, and start all over again. As noted above, within the first 60 days each owner of the covered tank cars is required to undertake extensive efforts to identify cars to be tested using confusing and unclear criteria, and then find, locate, and schedule testing of those cars and notify the lessees of such cars of that schedule. While we recognize that the FRA was likely trying to address the timing and shop capacity constraints raised by the industry after the Original Directive was issued the Revised Directive creates additional difficulties that the FRA may not have foreseen without additional input from ARI and/or the industry.
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2The size of the leak in the single car is the estimate contained in PHMSA Incident Report X-2014070004 (May 14, 2014).

Again, we hope you are willing to meet with us in the very immediate future to address these issues so we can avoid unnecessary costs and efforts.

I.	The Revised Directive Exceeds FRA’s Authority Under Its Own Regulations
The Original Directive was premised on FRA’s assertion that over 14,800 tank cars are so “defective” that they can cause or contribute to an accident that “could result in the loss of tank integrity,” or that “slag and incomplete fusion are not likely to withstand the design stresses and in-train forces they will encounter,” or that “[a]s a result of nonconforming welding practices, these cars may have substantial weld defects ... potentially affecting each tank's ability to retain its contents during transportation.” Original Directive at page 1. FRA’s statement at the time was that these conditions resulted in cracks that resulted in the leak and could result in cracks in other cars that created the potential for leaks and thus, the cars may be in an unsafe operating condition within the meaning of 49 C.F.R. § 180.509(b)(4).
In our October 7 and 14, 2016 letters responding to the Original Directive, and in our October 24, 2016 meeting, ARI explained why FRA’s conclusions underlying the Original Directive were incorrect and unsupported by objective facts, and, therefore, why there is no sufficient basis to conclude that the cars in question may be in an unsafe operating condition.3 See October 7, 2016 letter (attaching Summary Report on ARI Tank Cars Built with Sump and Bottom Outlets) and October 4, 2016 letter at pages 4 through 7.4 We will not restate all those reasons here, but rather refer you back to those letters and the data that was before the FRA. In brief, we specifically said:
[W]e are not aware of any strength or fatigue analysis that supports this conclusion. As the FRA knows, ARI analyzed this joint using finite element analysis and determined the stresses acting on this weld are low even under the most severe conditions of in-train forces. We also subjected the weld joint to damage tolerance analysis using the AAR fatigue spectra and found that even if the weld conditions were modeled as cracks, they would not grow. If the FRA has such an analysis that contradicts, or even calls these conclusions into question, it should be disclosed, just as ARI shared its analysis.
October 14, 2016 letter at page 6 (emphasis added; footnotes omitted). We also pointed out on the slides we provided you at our October 24, 2016 meeting (included as Attachment A to this letter that even if the potential for cracks was removed from consideration, there was at most a 1 in
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3We acknowledge that FRA has expressed concerns regarding past welding design and practices and that FRA may have been disappointed in what it viewed as a lack of urgency on our part regarding these issues during the two years that we were working together after the one leak. As the FRA is aware, we have inspected hundreds of cars; we took corrective action and modified our design, fired certain welders, and implemented procedures at our facilities that now follow a higher standard than required under the regulations for these welds. We remain committed to continuing to work with FRA and to inspect and repair any car with a weld condition that does not comply with the applicable standards. Notwithstanding our commitment, we cannot idly allow a Directive that exceeds FRA’s authority.
4All of the information that we understand was before the FRA as it made decisions giving rise to the Original and Revised Directives is listed on Attachment B to this letter. This includes the full report and supporting data of ARI’s Damage Tolerance Analysis. We incorporate all of this by reference into this letter.

10,000 probability that weld conditions identified on the one car that leaked, might exist in other cars and might result in a similar leak even without a crack developing. At no time has anyone suggested or provided evidence that the weld conditions would in any respect create the probability of any sort of catastrophic failure or leak of a tank car.
Despite our request, since our meeting, the FRA has not provided any additional data to support its conclusion in the Original Directive. Nor has it provided any data or facts that contradict the data and analysis provided by ARI, all of which demonstrates there are no facts that provide an objective basis for supporting a belief or suspicion that any of these 14,800 tank cars may be in an unsafe operating condition. The fact that one car in thousands slowly leaked about one gallon of ethanol is of course something that needs to be considered. However, no reasonably objective person would conclude that this alone is sufficient to trigger the authority under 49 C.F.R. § 180.509(b) to impose new and unprecedented inspection and testing requirements. This is especially true when the evidence suggests the opposite. No leaks have been found in hundreds of cars that were inspected and that had arguably similar weld conditions, and to our knowledge, no reported leaks of any kind have occurred since 2009 on any of the “high mileage” cars that are the focus of the Revised Directive or any other cars covered by the Revised Directive.
FRA’s regulation authorizes you to require appropriate inspections and tests outside the normal qualification intervals “based on the existence of an objectively reasonable and articulable belief that a tank car or a class or design of tank cars may be in an unsafe operating condition.” (Emphasis added.) 49 C.F.R. § 180.509(b)(4). The applicable regulations further define “objectively reasonable and articulable belief” as “a belief based on particularized and identifiable facts that provide an objective basis to believe or suspect that a tank car or a class or design of tank cars may be in an unsafe operating condition.” 49 C.F.R. § 180.503 (emphasis added). It is unclear at this point what the FRA is relying on as “particularized and identifiable facts” that provide an “objectively reasonable” belief that these 14,800 tank cars may be in an unsafe operating condition.
While the Original Directive suggested that cracks associated with the weld conditions caused the leak, and that the weld conditions found would propagate more cracks, as we explained in our prior letters, the undisputed data demonstrates otherwise.
FRA’s basis for the Revised Directive is contained in three paragraphs:
FRA issued the Directive based on its finding that as a result of non-conforming welding practices, DOT-111 tank cars built by American Railcar Industries, Inc. (ARI) and ACF Industries, LLC (ACF) between 2009 and 2015 to the ARI and ACF 300 stub sill design and equipped with a two-piece cast sump and bottom outlet valve (BOV) skid may be in an unsafe operating condition and could result in the release of hazardous materials. As a result of non-conforming welding practices, FRA concluded these cars may have substantial weld defects at the sump and BOV skid groove attachment welds, potentially affecting each tank's ability to retain its contents during transportation. Further, FRA found using the tank cars with the defective welds identified violates the requirements of the Federal Hazardous Materials regulations (HMR; 49 C.F.R. parts 171-180).1 A more detailed background discussion is in the Directive.
Revised Directive at page 1. (Emphasis added).

FRA believes the failure of tank car CTCX 736177, and the defective weld conditions identified in a large number of ARI- manufactured cars of the same design, demonstrate the need to ensure all cars built to this particular design are inspected and repaired, as necessary, as soon as practicable.
Revised Directive at page 5. However, the data submitted to the FRA demonstrates that not a single one of the weld conditions found in about 900 cars covered by the Revised Directive that were inspected prior to November 15, 2016, showed evidence of a leak or crack. We are not aware of any objective facts that support FRA’s reach to connect the leak in CTCX 736177 to the conditions in any other car. Such a connection is necessary if FRA is to conclude that those other cars may be in an unsafe operating condition. The same issue was raised in our prior letters and no answer has been received. Without that connection, the Revised Directive is, as explained below, arbitrary, capricious and inconsistent with law.

The three paragraphs in the Revised Directive that purport to discuss FRA’s justification say:

In response to ARI’s assertions that some requirements of the Directive may be unlawful and that FRA lacks an objective justification for the Directive, FRA notes that 49 C.F.R. 180.509(b)(4) authorizes it to require the inspection and testing of tank cars outside of the cars' normal qualification intervals “based on the existence of an objectively reasonable and articulable belief that a tank car or a class or design of tank cars may be in an unsafe operating condition.” (Emphasis added.) The applicable regulations further define “objectively reasonable and articulable belief” as “a belief based on particularized and identifiable facts that provide an objective basis to believe or suspect that a tank car or a class or design of tank cars may be in an unsafe operating condition.” 49 C.F.R. 180.503 (emphasis added). As outlined in the Directive, FRA inspection and testing of the failed tank car (CTCX 736177) built to the ARI 300 stub sill design identified large slag pockets just below the interior weld surface and extending almost completely through the weld thickness. Inspection of almost 400 additional cars built to this same design found 15% of the cars had the same defects as those identified in CTCX 736177, ranging from 1/2 inch to 22 inches long and from 1/8 inch to 0.39 inches deep. These defects make the cars noncompliant with Federal regulations and, because of this noncompliance, along with facts of the May 9, 2014, failure of tank car CTCX 736177, FRA reasonably believes or suspects and articulated why the cars may be in an unsafe operating condition.
Revised Directive at pages 10 and 11 (emphasis added).

Thus, in the Revised Directive, with one exception, the FRA no longer references cracks at all. It also does not dispute the data that was submitted to demonstrate that cracks are not the issue. This leads us to conclude that the FRA agrees that actual or potential cracks are not the issue. Curiously, in a single sentence in the Revised Directive, the FRA says that “due to the subsurface location of the identified slag inclusions and related cracks, volumetric inspection methods (ultrasonic testing) must be used ….” Revised Directive at page 12. Again, the FRA has provided no facts — objective or otherwise — to support the premise that cracks were “related” to slag inclusions, that cracks had anything to do with the leak, or that cracks would be propagated from the slag inclusions or weld conditions. The data ARI provided demonstrates quite the opposite. It is incumbent on the FRA to disclose whatever facts it has that might support its assertion that there are cracks related to the nonconforming weld conditions.5
The last sentence quoted above appears to reflect FRA’s ultimate conclusion: “These defects make the cars noncompliant with Federal regulations and, because of this noncompliance, along with facts of the May 9, 2014, failure of tank car CTCX 736177, FRA reasonably believes or suspects and articulated why the cars may be in an unsafe operating condition.” Revised Directive at page 11 (emphasis added).
Apart from not specifying what specific violation it is referring to, the fact that irregular weld conditions may constitute a violation of a regulation6 is not in and of itself grounds to conclude that up to 14,800 cars may be in an “unsafe operating condition” and thus mandate massive new inspections and testing, if for no other reason than technical violations standing alone do not amount to “particularized and identifiable facts.” What facts relating to the May 9, 2014, one gallon leak from CTCX 736177 support FRA’s claim that it has an objectively reasonable belief that up to 14,800 cars may be in an unsafe operating condition? If it is referring to nonconforming weld conditions or welding irregularities, the FRA is well aware that no tank car in the industry has perfect welds and that de minimis weld conditions and slag inclusions exist to some extent on almost every tank car in the industry, especially in noncritical weld areas that are not subject to enhanced inspection techniques (such as UT or x-rays) under current AAR standards during the tank car manufacturing process. As explained in our prior submissions, ARI’s data developed while inspecting and analyzing these specific cars demonstrates that there is at most a 1 in 10,000 probability that the welding irregularities in CTCX 736177 that led to the seepage and one gallon leak are likely to occur again and result in another minor leak. There is no evidence that the weld conditions would increase the chances that a crack could occur or that they constitute a weakness or other condition that would create the probability of any sort of catastrophic failure or leak of a tank car.
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5See ARI Ultrasonic Test Report for Car SHPX213961 and related email correspondence dated June 2016 and ARI Ultrasonic Test Report for Car SHBX213888 and related email correspondence relating to June 2016 inspection.
6At no time has the FRA cited specifically what regulation has been violated other than to refer generally to 49 C.F.R. § 179.200-10 in the Revised Directive, and Appendix W and welding procedures in the Original, and now superseded, Directive. No regulatory violation was ever cited by the FRA, nor was this mentioned during the two years leading up to the issuance of the Original or Revised Directive.

Nonetheless, the Revised Directive (like the Original) requires additional inspections and new testing requirements to identify potential cracks unrelated to the one gallon leak and to find weld conditions that have a 1 in 10,000 likelihood of allowing another one gallon leak to occur. While the highlighted statement above might be an articulation of FRA’s belief, it does not contain “particularized and identifiable facts that provide an objective basis to believe or suspect that these tank cars may be in an unsafe operating condition.” The FRA’s basis for the Revised Directive is also unclear because it focuses on the initial inspection of “high mileage cars in hazardous materials service,” even though CTCX 736177 would not have been included in these inspections because it is not a “high mileage” car.
Finally, the FRA has not explained why it did not use or was rejecting the data and analysis provided by ARI. The FRA is obligated, when undertaking action like this, to render a decision that is consistent with applicable law, including the APA. See 5 U.S.C. § 553; see also Am. Hosp. Ass'n v. Bowen, 834 F.2d 1037, 1044 (D.C. Cir. 1987) (stating that agencies must comply with Section 553 “prior to a rule's promulgation, amendment, modification, or repeal”). That means the decision must be supported by the record before the agency when it rendered its decision and that there must be a rational connection between the facts found and the conclusions reached. See Bowen v. Am. Hosp. Ass’n, 476 U.S. 610, 626 (1986) (“It is an axiom of administrative law that an agency's explanation of the basis for its decision must include “a ‘rational connection between the facts found and the choice made.’”); Los Angeles v. Shalala, 192 F.3d 1005, 1021 (If an agency “failed to provide a reasoned explanation, or where the record belies the agency’s conclusion, [the court] must undo its action.”). The agency is also required to provide a rational explanation as to why it chose not to accept or consider data and evidence submitted by interested parties. See Cooper Hosp. v. Burwell, — F. Supp. 3d — , 2016 WL 1436646 (D.D.C. Apr. 11, 2016) (“The requirement that agency action not be arbitrary or capricious also includes a requirement that the agency respond to ‘relevant’ and ‘significant’ public comments.”). There is nothing in the record of this decision that provides the level and kind of evidence legally required before the FRA may impose inspection and testing requirements under 49 C.F.R. § 180.509(b)(4). Nor has the FRA explained why it declined to consider ARI’s data that demonstrated there is no basis for invoking that regulatory power.

II.	The Revised Directive Imposes New Regulatory Requirements that Do Not Exist under Current Law or Regulation, and May Not Be Imposed Absent Proper Rulemaking under the APA.
The regulations authorize the FRA to require appropriate inspection and testing outside normal intervals. They do not authorize the FRA to require new or different inspection or testing beyond what the regulations currently deem to be appropriate. Thus, to the extent the Revised Directive purports to require different or new inspections or testing not contained anywhere in existing regulations (such as the probability of detection (“POD”) requirement discussed below), unilaterally imposing such requirements without notice and comment rulemaking are beyond FRA’s authority and violate the APA.

In addition, FRA regulations permit it to use its authority to require inspections and testing outside the normal qualification intervals “based on the existence of an objectively reasonable and articulable belief that a tank car or a class or design of tank cars may be in an unsafe operating condition.” 49 C.F.R. § 180.509(b)(4). The Revised Directive has disregarded this regulatory requirement — it is requiring inspections of over 2,000 cars outside the normal intervals without the requisite finding, and then may require further inspections without any standard governing that decision-making or without being based on determinations under 49 C.F.R. § 180.509(b)(4) that must be made before the inspections are required.
Third, as we raised in our previous submissions, the requirement that owners of tank cars covered by the Revised Directive inspect tank cars using a POD of 90%, Revised Directive at page 13, may not be imposed without first following the notice and comment requirements of the APA. This is explained at length in our October 14 letter at pages 7 through 9. None of these concerns have been addressed by the FRA. Current regulations require only that a tank car facility must have procedures that include the “sensitivity and reliability” of the test technique utilized. See 49 C.F.R. §179.7(b)(10). There is no quantitative POD requirement under current regulations. The FRA did not explain why a POD standard, much less a 90% standard, was necessary in either the Original or Revised Directive. Moreover, the FRA is well aware of and has participated in the debate with owners, shippers, AAR, and other various industry groups concerning the POD methodology. To mandate a POD standard by fiat is not only illegal but also undermines the years of discussion and analyses and debate that has surrounded it. Among other things, the cost of performing a valid POD for each specific procedure and ensuring the technicians utilized meet this capability is significant. If this requirement is applied on a broader industry basis going forward, the costs will likely become significant and even uneconomical.7
Finally, as we also explained in our prior submissions, the FRA lacks the legal authority under 49 C.F.R. § 180.509(b)(4) to impose new or different inspection and testing requirements than exist under current law. The regulation authorizes you to mandate inspection and testing without regard to compliance date requirements if certain conditions are met. That means you can authorize the same inspection or testing at more frequent intervals. It does not authorize you to create new or different inspection or testing requirements.

III.	The Revised Directive Contains Inappropriate, Vague, and Open-ended Future Obligations for the Industry
The Revised Directive appears on its face to address some of the practical concerns raised by the Original Directive that required thousands of cars to be inspected in a span of 12 months. The problem is that the Revised Directive in large part allows inspection of over 2,000 cars in the first year, and reserves to the FRA the unbridled discretion to require the same inspection and testing of the remaining cars (over 12,000 cars), but leaves unclear whether, why, when, or how those cars might have to be inspected and tested.
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7This 90% POD standard is different than originally proposed, but neither formulation is required by current regulations or justified by the FRA.

The most glaring example of this is the initial requirement that tank car owners must identify 15% of its cars for testing. The Revised Directive first requires that car owners identify covered cars, which likely exceed 14,000.8 It then requires that owners of tank cars covered by the Revised Directive identify the 15% of those cars “currently” in “hazardous materials service.” Revised Directive at page 7. Later it refers to cars “in hazardous materials service” but omits the “currently” term. Revised Directive at pages 6 and 11. While this may sound simple, it actually raises a host of specific questions to even identify which 15% of the cars are to be sampled, including the following:

•	How does the term “in hazardous material service” or “currently in hazardous material service relate to cars that are in storage? Which meaning of “storage” should be used?

•
Does it include cars that are not currently in service because they are being repaired? Does it apply to cars that are in storage yards, or in storage areas of loading yards, that have not been used for a given length of time, such as 2 months?

•	Does it include cars that are idle at loading and unloading facilities? For how long must they be idle to no longer be in service?

•	Is a rail car “in use” if it has not had a recorded loaded move for 60 days?

•	May the “80 reinspection cars” and the ACF cars be included in the 15% sample, or are they considered separately?

•	Can cars that have been inspected and returned to service as part of the 15% group, the reinspection group, or the ACF group, be removed from the documentation requirements of Revised Directive 1.(b)?
As the FRA is aware, the term “storage” is used differently by different segments of the industry.9 How, under these circumstances, are owners of tank cars covered by the Revised Directive to decide which cars are “currently in service”?10
Beyond this threshold issue, it is unclear what happens after cars are inspected. There is no specificity as to what the protocol will be for the evaluation of the required 15% car sample, the 80 reinspections of the previously inspected cars, the 125 ACF cars, or what the documentation requirements will be for the person offering the car for transportation. What constitutes “results provide sufficient evidence to warrant FRA exemption” for the 125 tank cars manufactured by ACF that are to be inspected? What constitutes the same for the 80 previously inspected cars that are
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8Because the criteria for identifying cars to be sampled are unclear, the number of cars not sampled also cannot be precisely identified.
9Railinc, for example, considers cars in a storage yard to be in storage, whereas the AAR considers cars that are idle for 60 days to be in storage. Such differences could result in significant variations regarding what “in use” or “in current use” might mean.
10The FRA’s decision to focus on cars with “high mileage” is curious because the car with the one gallon leak would not have been in the top 15% by mileage and, under the Revised Directive, would not be tested.

to be reinspected and for the inspection of the 15% sample? There are no criteria in the Revised Directive explaining what inspection results would result in the exemption of the ACF cars and the previously inspected cars from further testing under the Revised Directive. Similarly, there are no criteria for determining what, if any, additional test and inspection requirements will be imposed on the remaining 85% cars. In addition, there are no criteria to remove a car from the documentation requirements prior to offering a car for transportation. The regulated community must be given notice of what is required. Otherwise, the FRA is placing a cloud over the industry and its business transactions, as well as all those who use and rely on these tank cars.

IV.	There are Numerous Technical Issues and Obligations Included in the Revised Directive that are Unnecessary, Confusing, and Inappropriate.
1.Pre-Trip Visual Inspection Record. ARI recommended that the FRA remove the requirement in the Original Directive that the inspection of the BOV and sump area for each individual pre-trip inspection be documented and sent to car owners even if no leak was found, because the visual inspection and documentation of any issues found are already required under current regulations when an issue is identified. See 49 C.F.R. § 173.31(d). The FRA simply modified it to require that, in the case when no leak is identified by the pre-trip inspection, offerors are permitted to maintain the documentation onsite rather than submitting it to the tank car owner. Revised Directive at page 12. But the documentation requirement for each inspection itself is the issue, not just the burden of sending in that documentation as required in the Original Directive. The pre-trip inspection process is already a requirement and the regulations already address documentation and reporting of a leaking car. Furthermore, the Revised Directive does not address when the required documentation will cease.
a.    This new document requirement appears to apply to all cars covered by the Revised Directive. That means there must be a separate and individually documented inspection report prepared every time each of almost 15,000 tank car is loaded, even when the inspection reveals no leaks. Loading facilities are presumably complying with the existing regulations that include a pre-offer inspection regardless of whether a car is subject to the Revised Directive. Separate documentation is not required for each inspection when no questionable conditions are found. It is unclear why the FRA is requiring separate documentation for each tank car inspected and especially for cars when no leaks are found.
b.    The Revised Directive is vague regarding what the visual inspection is supposed to look for. It says “defects, such as leaks,” but does not specify what the term “defect” means. The implication of the Revised Directive is that any observed imperfection or “indication” must be documented.
c.    Under current regulations, a car cannot be shipped if it is found leaking. Further, repair must be effected and if movement without repair is necessary, then a One Time Move Approval (“OTMA”) is required. Current regulations provide the FRA with clear and extensive documentation. See 49 C.F.R. § 180.517. If a car is found leaking, then the offeror is still required to notify the car owner and the FRA. Since current regulations already require them to do so, it is unclear why the FRA is requiring even more documentation of cars that are not leaking.
d.    This individual pre-trip tank car documentation requirement appears to be never ending. Revised Directive at page 12. Even a car that is subject to the full inspection and testing under the Revised Directive (15% sampling, reinspection, or ACF sampling) would still be required to have each subsequent pre-trip inspection fully documented. It is unclear whether the FRA is planning to notify the car owner that the tank car can be removed from the pre-trip inspection requirement after a car is subjected to the full inspection and testing under the Revised Directive. If not, this requirement is unduly burdensome.
2.Records of UT inspections. This particular recordkeeping requirement demonstrates the additional burden that will exist for the ultrasonic inspections. The Revised Directive provides: “The results of the UT inspections must be recorded and digital recordings or images of indications … found must be maintained with the inspection and test record.” Revised Directive at page 14. This requirement is unrealistic and without practical benefit. When a UT scan is performed, the area must be slowly and methodically evaluated. For example, inspecting a length of weld 25 inches in length using a 1-inch wide transducer with a 10% overlap requirement would require at least 28 different areas of evaluation. Normally, the inspector slowly but continually moves the transducer over the area, stopping only if a condition is observed. Under the Revised Directive, the inspector must now stop to record each of the 28 images when some “indication,” regardless of how minor, is observed, take a photo of it, and record the location (the UT image does not show it), then upload these images to a server, and place them in a file or report. It is unclear what, if any, benefit this requirement serves when the industry has been using reporting requirements as dictated by Appendix T. This means that if a relevant indication is found current regulations specify the documentation.
3.Nondestructive Training (“NDT”). The Revised Directive contradicts itself regarding NDT training requirements. On page 8 of the Preamble, it states “technicians must receive training on the specific procedure like any other required NDT procedure.” Then varying from this, on page 10 of the Preamble, the Revised Directive states: “A Level II or Level III qualified NDT technician should already have the technical proficiency in the particular NDT technique and FRA expects only minimal function specific training in the written procedure to be applied to this area of the tank car will be necessary.” On page 13 of the Revised Directive, it further deviates from the statement on page 8 by stating: “All personnel performing NDT on these welds, and reviewing procedures and reports, including subcontractor personnel, must be trained and tested on the procedures to be used and samples representing the welds to be inspected consistent with 49 C.F.R. part 172 ….” (emphasis added). Under the current industry practice, the NDT Level III determines whether a Level II technician requires additional training. This Revised Directive, with no justification, removes the discretion bestowed upon the Level III under current regulation to determine testing requirements.

4.Flaw Sizes to be Detected. The Revised Directive provides that all surface methods “must be able to detect indications 0.188 (3/16) inches long by 0.016 (1/64) inches wide (maximum values) to a 90% POD.” Revised Directive at page 13. There is nothing in the record of this decision that explains why the FRA picked this size flaw. Why 0.016 inches instead of 0.020 inches? The FRA may not arbitrarily impose these specific requirements without some rational basis, in the record, for doing so.
5.UT Equipment. The Revised Directive states: “FRA believes most ultrasonic testing is done using electronic devices capable of digitally downloading the results of the tests…” Revised Directive at page 9. The FRA has no factual basis for this requirement. In fact, the FRA should be well aware from working with ARI on this matter that none of the ultrasonic flaw detector units utilized by ARI have this capability.
6.Prior or Current Inspections. The Revised Directive fails to account for the fact that approximately 900 cars have already been fully inspected. There is no reason to ignore these cars or this effort. All of these tank cars were inspected utilizing procedures similar to those contained in the Revised Directive. Will the FRA allow the inspection of those cars that meet the mileage threshold to be counted toward the 15% that must be inspected?
7.Number of Surface Inspections. The Revised Directive provides on page 13 that: “All surface (liquid penetrant, magnetic particle and visual inspection) methods must be able to detect indications … to a 90% POD.” If a surface inspection technique has a 90% POD, it is unclear whether an additional test technique such as dye penetrant or magnetic particle is not required. In the past, FRA officials have stated that two surface methods must be used independently. It should be made clear that if agreement is reached on a visual test method, then no additional visual test will be required.
8.Editorial Correction. On page 11 of the Revised Directive’s Preamble, on the 6th line, the word “same” should be changed to “similar” so it reads: “15% of the cars had similar defects as those identified in CTCX 736177….”
9.Clarification. On page 15 of the Revised Directive, it requires that reports address the “Corrective (repair) action(s) taken”; however, it is not clear as to what level of detail is required in the report. Typically, the report would specify that something similar to “All indications were repaired by welding” or “All indications were repaired by welding in accordance with Appendix R.” It is unclear whether the FRA is looking for repair procedures to be identified in more detail than what is currently required. Currently, the report will state either “No repairs required”, or “Repairs performed by welding in accordance with Appendix R,” and the shop repair records have the requisite repair detail. The FRA needs to confirm whether current practice remains acceptable.
As we stated at the outset, ARI recognizes that any condition regardless of size needs to be attended to if it results in a leak. We also appreciate you and your staff’s willingness to meet with us about the Original Directive and address some of the serious issues it presented. We explained at the time why we thought the factual and legal basis for the Directive was flawed, and that no such Directive or action under 49 C.F.R. § 180.509(b)(4) was necessary or appropriate to address the single tank car leak. We had hoped that the FRA would consider an approach to this that did not involve the assertion of authority under this regulation. We have consistently noted our willingness to take action within the normal testing and inspection routines to attend to the concerns that this tank car leak presented to ensure that those conditions were discovered and eliminated. Indeed, we had offered to voluntarily inspect every car at its regular interval using UT techniques.
The Revised Directive presents some of the same issues and some more challenging ones. Ultimately and with respect, the conditions that authorize the FRA to impose additional inspection and testing requirements under applicable law and regulations do not exist here. While reserving all of our rights to seek a remedy, we remain willing to work with the FRA on this important issue and look forward to doing so at your earliest convenience. We again request that the Revised Directive be rescinded or stayed in the interim without reinstating the Original Directive.

Respectfully,

Jeffrey S. Hollister
President & CEO
American Railcar Industries, Inc.

Attachments:	PowerPoint
List of Documents

cc:	Karl Alexy
Kurt Eichenlaub
Tom Herrmann
Randy Keltz
Larry Strouse

Pamela Garvie & Barry Hartman, K&L Gates
Sandra Brown, Thompson Hine